Exhibit 99.7C

Other Important Information

2013 HIT PARTICIPANTS MEETING

The 2013 Annual Meeting of Participants was held in Washington, D.C., on Thursday, December 12, 2013. The following matters were put to a vote of the Participants at the meeting through the solicitation of proxies:

John J. Sweeney was elected to chair the Board of Trustees by: votes for 2,344,916.258; votes against 89,892.718; votes abstaining 1,936.869; votes not cast 1,669,038.494.

Tony Stanley was elected as a Class III Management Trustee by: votes for 2,436,745.845; votes against 0.000; votes abstaining 0.000; votes not cast 1,669,038.494.

The following Trustees were not up for reelection and their terms of office continued after the meeting: Richard L. Trumka, Vincent Alvarez, James Boland, Stephen Frank, Sean McGarvey, Elizabeth Shuler, Jack Quinn, Richard Ravitch, Kenneth E. Rigmaiden, and Marlyn Spear.

Ernst & Young LLP was ratified as the HIT’s Independent Registered Public Accounting Firm by: votes for 2,436,745.845; votes against 0.000; votes abstaining 0.000; votes not cast 1,669,038.494.